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                                                                    EXHIBIT 15.0

                   AWARENESS LETTER FROM INDEPENDENT AUDITORS

May 14, 2003

Board of Directors
Liquidmetal Technologies
100 North Tampa Street
Suite 3150
Tampa, Florida 33602

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Liquidmetal Technologies and subsidiaries for the period ended March 31, 2003 as indicated in our report dated April 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in Registration Statement No. 333-101447 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Tampa, Florida